Exhibit 99

News Release

Contacts:	Layne Christensen Company Jerry W. Fanska Sr. Vice President Finance 913-677-6858 www.laynechristensen.com
WEDNESDAY, AUGUST 30, 2006
LAYNE CHRISTENSEN REPORTS SECOND QUARTER FISCAL 2007 EARNINGS
•	Revenues and net earnings set quarterly records, with revenues up 76.4% to $187.1 million and earnings per share up 34.3% to $0.47 per share, compared to prior year.
•	Revenues and operating earnings from the water and wastewater infrastructure division increased 94.0% and 31.6%, respectively, from the prior year, driven mainly by the Reynolds acquisition and continued expansion into water treatment markets.
•	Mineral exploration division revenues and operating earnings up 15.5% and 29.4% from the prior year.
•	Energy division revenues up 154.8% to $5.9 million for the quarter with a profitability improvement of $1.6 million.
•	“Other” revenues and operating earnings of $8.7 million and $2.4 million, respectively, resulted primarily from a single contract with an international oil exploration company.

	Three Months			Six Months
Financial Data			%			%
(in 000's, except per share data)	7/31/06	7/31/05	Change	7/31/06	7/31/05	Change

Revenues
—Water & wastewater infrastructure	$134,328	$69,229	94.0	$251,021	$132,896	88.9
—Mineral exploration	38,238	33,110	15.5	71,866	63,669	12.9
—Energy	5,925	2,325	154.8	10,989	4,103	167.8
—Other	8,655	1,438	501.9	9,987	2,092	377.4

Total revenues	$187,146	$106,102	76.4	$343,863	$202,760	69.6

Gross profit	48,098	28,313	69.9	87,778	53,891	62.9
Net income	7,192	4,526	58.9	11,834	7,279	62.6
Dilutive EPS	0.47	0.35	34.3	0.77	0.56	37.5
Weighted average dilutive shares outstanding	15,457	13,031		15,449	12,954

“All of our business units contributed to what was an outstanding quarter for the Company. The water, minerals and energy sectors where we work continue to be great places in today’s economy. The second quarter will likely be our peak this year as it was last year, but all our business units continue to be extremely busy. The housing market, rising interest rates and the leveling off of precious and base metal pricing will eventually have some impact on activity, but at this stage the effect is not discernable. The Reynolds acquisition and our continued success in the water treatment markets are beginning to provide momentum as we move into the second half. Fiscal 2007 is looking like it will be a really good year.”—
Andrew B. Schmitt, President and Chief Executive Officer
-more-

MISSION WOODS, KANSAS, Wednesday, August 30, 2006 — Layne Christensen Company (Nasdaq: LAYN), today announced net income for the second quarter ended July 31, 2006 of $7,192,000, or $0.47 per diluted share, compared to net income of $4,526,000, or $0.35 per diluted share last year.
Revenues for the three months ended July 31, 2006 increased $81,044,000, or 76.4%, to $187,146,000 while revenues for the six months ended July 31, 2006 increased $141,103,000, or 69.6%, to $343,863,000 from the same periods last year. Revenues were up across all divisions with the main increase in the water and wastewater infrastructure division, primarily resulting from the acquisition of Reynolds, Inc. (“Reynolds”) that closed on September 28, 2005. A further discussion of results of operations by division is presented below.
Gross profit as a percentage of revenues was 25.7% and 25.5% for the three and six months ended July 31, 2006 compared to 26.7% and 26.6% for the same periods last year. The decreases in gross profit percentage were primarily the result of reduced margins in the water and wastewater infrastructure division arising from a change in product mix with the acquisition of Reynolds. The impact of this product mix shift was partially offset by improved margins in the mineral exploration division due to improved pricing and efficiency and the energy division due to the increased production and pricing of unconventional gas.
Selling, general and administrative expenses were $26,236,000 and $48,600,000 for the three and six months ended July 31, 2006, compared to $15,472,000 and $32,362,000 for the same periods last year. The increases for the three and six months ended July 31, 2006, respectively, were primarily the result of $4,093,000 and $7,720,000 in expenses added from the Reynolds acquisition and from various other categories, including increases in compensation expense of $667,000 and $1,121,000 associated with stock options under SFAS 123R “Share-Based Payments,” additional incentive compensation expense of $2,034,000 and $2,450,000 from increased profitability and wage and benefit increases of $1,421,000 and $1,936,000.
Depreciation, depletion and amortization was $7,400,000 and $14,466,000 for the three and six months ended July 31, 2006, compared to $4,015,000 and $8,028,000 for the same periods last year. The increases for the three and six months ended July 31, 2006, respectively, were primarily the result of depreciation and amortization of $1,845,000 and $3,767,000 associated with the Reynolds acquisition and increased depletion expense of $880,000 and $1,587,000 resulting from the increase in production of unconventional gas from the Company’s energy operations.
Equity in earnings of affiliates for the three months ended July 31, 2006 was consistent with the prior year and for the six months ended July 31, 2006 decreased $768,000 to $1,504,000, compared to $2,272,000 for the same period in the prior year. The decrease for the six months reflects reduced earnings of $460,000 from foreign affiliates in mineral exploration and income in the prior year of $308,000 from a non-recurring domestic joint venture in the water and wastewater infrastructure division.
Interest expense was $2,498,000 and $4,629,000 for the three and six months ended July 31, 2006, compared to $1,106,000 and $2,076,000 for same periods last year. The increases were primarily a result of increases in the Company’s average borrowings for the period in conjunction with the financing of the Reynolds acquisition.
Other, net was $573,000 and $847,000 for the three and six months ended July 31, 2006, compared to $13,000 and $533,000 for the same periods last year. The increases were primarily due to gains on sales of non-strategic assets.
Income tax expense was recorded at an effective tax rate of 47.4% and 47.2% for the three and six months ended July 31, 2006 compared to an effective rate of 48.8% and 48.5% for the same periods last year. The improvement in the effective rates was primarily attributable to improved mix of pre-tax earnings, especially in international operations. The effective rates in excess of the statutory federal rate for the periods were due primarily to the impact of nondeductible expenses and the tax treatment of certain foreign operations.
Water and Wastewater Infrastructure Division
(in thousands)

	Three months ended		Six months ended
	July 31,		July 31,
	2006	2005	2006	2005
Revenues	$134,328	$69,229	$251,021	$132,896
Income from continuing operations before income taxes	9,425	7,164	17,408	12,690
At the beginning of the first quarter, the Company established the water and wastewater infrastructure division. The division is a combination of the Company’s legacy water businesses, its geoconstruction division and the Reynolds company.
Water and wastewater infrastructure revenues increased 94.0% to $134,328,000 and 88.9% to $251,021,000 for the three and six months ended July 31, 2006, compared to the same periods last year. The increases in revenues were primarily attributable to revenues of $58,321,000 and $105,265,000 from the Company’s acquisition of Reynolds and additional revenues of $5,293,000 and $8,282,000 from the Company’s continued expansion into water treatment markets for the three and six months ended July 31, 2006.
Income from continuing operations for the water and wastewater infrastructure division increased 31.6% to $9,425,000 for the three months ended July 31, 2006, and 37.2% to $17,408,000 for the six months ended July 31, 2006, compared to $7,164,000 and $12,690,000 for the same periods last year. The increases in income from continuing operations for the three and six months ended July 31, 2006 were primarily attributable to income of $3,242,000 and $5,389,000 from the Reynolds acquisition and an increase in earnings from the Company’s water treatment initiatives of $1,945,000 and $2,223,000, partially offset by reduced operating earnings from the geoconstruction operation of $1,280,000 and $1,822,000 as a result of a slowdown of activity in the second quarter, as well as increased benefits and legal costs.
Mineral Exploration Division
(in thousands)

	Three months ended		Six months ended
	July 31,		July 31,
	2006	2005	2006	2005
Revenues	$38,238	$33,110	$71,866	$63,669
Income from continuing operations before income taxes	7,189	5,554	12,174	9,682
Mineral exploration revenues increased 15.5% to $38,238,000 and 12.9% to $71,866,000 for the three and six months ended July 31, 2006, compared to revenues of $33,110,000 and $63,669,000 for the same periods last year. The increases for the periods were primarily attributable to continued strength in worldwide exploration activity as a result of the relatively high gold and base metal prices.
Income from continuing operations for the mineral exploration division increased 29.4% to $7,189,000 and 25.7% to $12,174,000 for the three and six months ended July 31, 2006, compared to $5,554,000 and $9,682,000 for the same periods last year. The improved earnings in the division were primarily attributable to the impact of increased exploration activity in most of the Company’s markets. The improved earnings were partially offset by a decrease for the six months of $460,000 in equity earnings of affiliates caused by weather related delays in Latin America in the first quarter and increases in accrued incentive compensation of $397,000 and $683,000 for the three and six months due to higher profitability in the current year.
Energy Division
(in thousands)

	Three months ended		Six months ended
	July 31,		July 31,
	2006	2005	2006	2005
Revenues	$5,925	$2,325	$10,989	$4,103
Income from continuing operations before income taxes	1,921	352	3,978	420
Energy division revenues increased $3,600,000, or 154.8%, to $5,925,000 and $6,886,000, or 167.8%, to $10,989,000 for the three and six months ended July 31, 2006, compared to revenues of $2,325,000 and $4,103,000 for the same periods last year. The increase in revenues was primarily attributable to increased production from the Company’s unconventional gas properties and higher natural gas prices.
Income from continuing operations increased $1,569,000, or 445.7%, to $1,921,000 and $3,558,000, or 847.1%, to $3,978,000 for the three and six months ended July 31, 2006, compared to $352,000 and $420,000 for the same periods last year. The increases in income from continuing operations were due to the increases in revenues noted above.
Other
(in thousands)

	Three months ended		Six months ended
	July 31,		July 31,
	2006	2005	2006	2005
Revenues	$8,655	$1,438	$9,987	$2,092
Income from continuing operations before income taxes	2,416	186	2,721	196
Other includes two specialty energy service companies and any other specialty operations not included in one of the other divisions.

The increases in revenues and income from continuing operations in both the three and six month periods ended July 31, 2006 as compared to the prior year were primarily due to a contract to provide equipment and supplies to an international oil exploration company. Revenues of $7,489,000 were recognized during the second quarter as the equipment and supplies were delivered and accepted. Some additional revenues will occur over the balance of the fiscal year, although not to the extent of the second quarter.
Unallocated Corporate Expenses
Corporate expenses not allocated to individual divisions, primarily included in selling, general and administrative expenses, were $4,777,000 and $9,218,000 for the three and six months ended July 31, 2006, compared to $2,864,000 and $6,682,000 for the same periods last year. The increases for the three and six months ended July 31, 2006 were primarily due to the recognition of compensation expense under SFAS No. 123R (revised December 2004), “Share Based Payments” of $667,000 and $1,121,000, increases in wage and benefit costs of $547,000 and $651,000 and increases in consulting services of $184,000 and $428,000.
Summary of Operating Segment Reconciliation Data

	Three Months Ended		Six Months Ended
	July 31,		July 31,
(in thousands)	2006	2005	2006	2005
Revenues
Water and wastewater infrastructure	$134,328	$69,229	$251,201	$132,896
Mineral exploration	38,238	33,110	71,866	63,669
Energy	5,925	2,325	10,989	4,103
Other	8,655	1,438	9,987	2,092

Total revenues	$187,146	$106,102	$343,863	$202,760

Equity in earnings of affiliates	$1,139	$1,172	$1,504	$1,964
Mineral exploration	—	(19)	—	308

Total equity in earnings of affiliates	$1,139	$1,153	$1,504	$2,272

Income (loss) from continuing operations before income taxes
Water and wastewater infrastructure	$9,425	$7,164	$17,408	$12,690
Mineral exploration	7,189	5,554	12,174	9,682
Energy	1,921	352	3,978	420
Other	2,416	186	2,721	196
Unallocated corporate expenses	(4,777)	(3,264)	(9,218)	(6,682)
Interest	(2,498)	(1,106)	(4,629)	(2,076)

Total income from continuing operations before income taxes	$13,676	$8,886	$22,434	$14,230

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. Such statements may include, but are not limited to, statements of plans and objectives, statements of future economic performance and statements of assumptions underlying such statements, and statements of management’s intentions, hopes, beliefs, expectations or predictions of the future. Forward-looking statements can often be identified by the use of forward-looking terminology, such as “should,” “will,” “will be,” “intended,” “continue,” “believe,” “may,” “hope,” “anticipate,” “goal,” “forecast,” “plan,” “estimate” and similar words or phrases. Such statements are based on current expectations and are subject to certain risks, uncertainties and assumptions, including but not limited to prevailing prices for various commodities, unanticipated slowdowns in the Company’s major markets, the risks and uncertainties normally incident to the construction industry and to the exploration for and development and production of oil and gas, the impact of competition, the effectiveness of operational changes expected to increase efficiency and productivity, worldwide economic and political conditions and foreign currency fluctuations that may affect worldwide results of operations. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially and adversely from those anticipated, estimated or projected. These forward-looking statements are made as of the date of this release, and the Company assumes no obligation to update such forward-looking statements or to update the reasons why actual results could differ materially from those anticipated in such forward-looking statements.
Layne Christensen Company provides sophisticated services and related products for the water, wastewater, mineral and energy markets.

LAYNE CHRISTENSEN COMPANY AND SUBSIDIARIES
CONSOLIDATED FINANCIAL DATA
(in thousands, except share and per share data)

	Three Months		Six Months
	Ended July 31,		Ended July 31,
	(unaudited)		(unaudited)
	2006	2005	2006	2005
Revenues	$187,146	$106,102	$343,863	$202,760
Cost of revenues (exclusive of depreciation shown below)	139,048	77,789	256,085	148,869

Gross profit	48,098	28,313	87,778	53,891
Selling, general and administrative expenses	26,236	15,472	48,600	32,362
Depreciation, depletion and amortization	7,400	4,015	14,466	8,028
Other income (expense):
Equity in earnings of affiliates	1,139	1,153	1,504	2,272
Interest	(2,498)	(1,106)	(4,629)	(2,076)
Other, net	573	13	847	533

Income from continuing operations before income taxes and minority interest	13,676	8,886	22,434	14,230
Income tax expense	6,484	4,335	10,600	6,902
Minority interest	—	(17)	—	(40)

Net income from continuing operations before discontinued operations	7,192	4,534	11,834	7,288
Loss from discontinued operations, net of income tax	—	(8)	—	(9)

Net income	$7,192	$4,526	$11,834	$7,279

Basic income (loss) per share:
Net income from continuing operations	$0.47	$0.36	$0.78	$0.58
Loss from discontinued operations, net of income taxes	—	—	—	—

Income per share	$0.47	$0.36	$0.78	$0.58

Diluted income (loss) per share:
Net income from continuing operations	$0.47	$0.35	$0.77	$0.56
Loss from discontinued operations, net of income taxes	—	—	—	—

Net income per share	$0.47	$0.35	$0.77	$0.56

Weighted average shares outstanding	15,277,000	12,661,000	15,255,000	12,628,000
Dilutive stock options	180,000	370,000	194,000	326,000

	15,457,000	13,031,000	15,449,000	12,954,000

			As of
			July 31,	January 31,
			2006	2006
Balance Sheet Data:
Working capital, excluding debt			$84,031	$69,996
Total assets			504,379	449,335
Total debt			152,000	128,900
Total stockholders’ equity			186,819	171,626

Common shares issued and outstanding			15,315,817	15,233,472